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Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of EquiFin, Inc. and Subsidiaries on Forms S-3 (File Nos. 333-00003 and 333-42235) and Form S-8 (File No. 333-46035) of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 17, 2003 (except as noted therein) on the consolidated financial statements of EquiFin, Inc. and Subsidiaries as of and for the year ended December 31, 2002, which report is included in this Annual Report on Form 10-KSB.

/s/ J.H. Cohn LLP

J.H. Cohn LLP

Roseland, New Jersey
April 15, 2003

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  Exhibit 23.2